{W6105224.1} This First Amendment to Asset Purchase Agreement (this “Amendment”) dated as of April 18, 2017 between Carbo Industries, Inc. (“Carbo”), Carbo Realty, LLC (“Carbo Realty”; Carbo and Carbo Realty collectively, “Sellers”) and Sprague Operating Resources LLC (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed in the Agreement (defined below). WHEREAS, reference is hereby made to that certain Asset Purchase Agreement dated as of March 13, 2017 (the “Agreement”) among Sellers, Paul Hochhauser and Buyer; WHEREAS, Section 3.02(a) of the Agreement required Sellers, among other things, to execute and deliver to Buyer at Closing (i) the Inip Easements Agreement (as defined in the Agreement) and (ii) the consent and subordination from Genworth Life and Annuity Insurance Company (the “Inip Mortgagee”), as successor to Federal Home Life Insurance Company, holder of that certain Fee and Leasehold Mortgage, Assignment of Rents and Leases, and Security Agreement (as amended, the “Genworth Mortgage”) dated September 24, 2003 made by Carbo Realty affecting the Inip Property (as defined in the Agreement) which Genworth Mortgage is security for that certain loan (the “Loan”) made by Genworth to Carbo Realty; WHEREAS, the Inip Mortgagee will not grant its consent to the granting of the Inip Easements or the recordation of the Inip Easements Agreement; and WHEREAS, Buyer is willing to waive delivery of the Inip Easements Agreement and the consent and subordination of the Inip Mortgagee thereto as a condition to Closing upon the terms and conditions of this Amendment; NOW THEREFORE, the parties hereto have agreed as follows: 1. At or prior to Closing, Carbo Realty shall execute and deliver to Buyer a license agreement (the “License Agreement”) in the form annexed hereto as Exhibit A. 2. Within forty-five (45) days following Closing, Carbo Realty shall deliver to Buyer the written consent (the “Gate Gourmet Consent”) of Gate Gourmet, Inc. (“Gate Gourmet”) as lessee of the Inip Property, to the execution and delivery of the License Agreement, in form and substance acceptable to Buyer. In the event the Gate Gourmet lease terminates or expires, any future lease of the Inip Property shall specifically exclude the Easement Areas (as defined in the Inip Easements Agreement). 3. Carbo Realty shall not enter into or grant any other license, leases or easements affecting the Easement Areas unless and until (i) the Inip Easements Agreement is duly recorded in the Land Records (defined below) and (ii) Buyer shall have obtained a title insurance policy, at Buyer’s cost and expense, insuring Buyer’s interest in the Inip Easements subject only to those encumbrances set forth on Exhibit B annexed hereto (the “Permitted Easement Encumbrances”; such title policy, a “Satisfactory Title Policy”). 4. At or prior to Closing, Carbo Realty will execute and deliver to Buyer the Inip Easements Agreement and a New York State Transfer Tax Return (TP-584) pertaining to the Inip Easements Agreement (the TP584, the “Transfer Form”; the Transfer Form together with the Inip Easements Agreement executed pursuant to this Paragraph 4, the “Escrowed Exhibit 2.1

{W6105224.1} 2 #50691569_v4 Documents”). Buyer shall accept delivery of the same and hold agrees to hold the same in escrow the occurrence of an Escrow Termination Event (as hereinafter defined). Upon the occurrence of an Escrow Termination Event, the Escrowed Documents may be submitted to the Office of the Clerk of Nassau County (the “County Clerk”) for recordation in the Nassau County land records (the “Land Records”). In the event any of the Escrowed Documents are not accepted by the County Clerk due to date of recordation or the requirement of a new or updated form(s) required to accompany the Inip Easements Agreement in order to record the same, Buyer shall notify Carbo Realty and, if Carbo Realty fails to execute such documents within seven (7) days following such notice, Buyer shall have the right to execute any such documents on behalf of Carbo Realty. In furtherance of the foregoing, Carbo Realty hereby grants to Buyer a limited power of attorney to execute such documents and take such actions in the name of Carbo Realty in order to cause Inip Easements Agreement to be recorded in the Land Records, including without limitation, the execution or re-execution, as the case may be, of the Inip Easements Agreement, the Transfer Form or any other form required by the County Clerk to accompany the Inip Easements Agreement in order to record the same in the Land Records. An “Escrow Termination Event” shall refer to (i) a default by Carbo Realty under the Loan and/or the Mortgage, (ii) failure of Carbo Realty to deliver the Gate Gourmet Consent within the time period set forth in Paragraph 2 hereof, or (iii) a breach by Carbo Realty of any covenant or obligation set forth in in this Amendment. 5. Notwithstanding the execution and delivery of the Escrowed Documents, within thirty (30) days following satisfaction of the Loan, Carbo Realty shall execute and deliver the Inip Easements Agreement, Transfer Form and any other documents then required for the recordation of the Inip Easements Agreement in the Land Records. Buyer shall join in the execution of the Inip Easements Agreement and the Transfer Form. Upon the same being fully executed, Carbo Realty shall cause the same to be recorded at Carbo Realty’s sole cost and expense, with the County Clerk. Carbo Realty shall provide Buyer with evidence reasonably satisfactory to Buyer of its recordation and Buyer shall obtain a Satisfactory Title Policy. 6. Carbo Realty shall not transfer the Inip Property or transfer controlling interest in Carbo Realty (whether effectuated through one or more transfers), unless and until the Inip Easements Agreement has been duly recorded in the Land Records regardless of whether the execution, delivery and recordation of the Inip Easements Agreement will result in a default under the Loan or the Inip Mortgage. Buyer shall have the right to file a UCC-1 with New York State Department of State against Carbo Realty, as debtor, to provide notice to third parties of the covenants set forth in this Paragraph 6. 7. Carbo Realty shall not refinance the Loan, extend the maturity date of the Loan or enter into any additional, substitute, new or subordinate financing secured by the Inip Property unless and until the Inip Easement Agreement has been duly recorded in the Land Records so that the recorded Inip Easements Agreement has priority over any Encumbrance affecting the Inip Property other than the Permitted Easement Encumbrances.

{W6105224.1} 3 #50691569_v4 8. Promptly following Closing, Carbo shall deliver written instructions to Lender that copies of all notices under the Loan and the Mortgage which are to be delivered to Carbo Realty shall concurrently be delivered to Buyer. Buyer shall have the right, but not the obligation, to remedy any monetary default by Carbo Realty under the Loan or the Mortgage without notice to Carbo Realty or affording Carbo Realty the opportunity to remedy the same. Any costs incurred by Buyer in connection therewith including without limitation payment of past-due amounts, repayment of the Loan in its entirety, including the payment of any prepayment penalty and the payment of real estate taxes, shall be deducted from the next installments of the Deferred Amount due and payable under the Agreement. Any default under the Loan shall be an Escrow Termination Event and upon the occurrence of the same, Buyer shall have the right to release the Escrowed Documents and submit the same for recording to the County Clerk. Carbo Realty shall be liable for all costs and expenses incurred in connection with the recordation and Buyer shall have the right to deduct such costs and expenses from the next installments of the Deferred Amount due under the Agreement. Buyer shall concurrently apply for a Satisfactory Title Policy. 9. Prior to the recordation of the Inip Easements Agreement in accordance with the terms of this Amendment, Buyer shall have the right, from time to time, to cause a title report to be prepared with respect to the Inip Property in order to ensure Carbo Realty’s compliance with the terms of this Amendment. The cost incurred by Buyer in connection with the preparation of any such title report shall be deducted from the Deferred Amount. 10. If prior to the recordation of the Inip Easements Agreement, Carbo Realty breaches any of its obligations under this Amendment, Buyer shall have no obligation to make any installment payment of the Deferred Amount from and after the occurrence of such breach until such time the Inip Easements Agreement is duly recorded in the Land Records, the recorded Inip Easements Agreement shall have priority over all Encumbrances affecting the Inip Property other than the Permitted Easement Encumbrances and Buyer shall be eligible to receive a Satisfactory Title Policy. 11. Following Buyer’s receipt of evidence satisfactory to it of the recordation of the Inip Easements Agreement in the Land Records and Buyer’s receipt of a Satisfactory Title Policy, the License Agreement shall terminate and be of no further force and effect. 12. For clarification, it is expressly acknowledged and agreed that upon the recordation of the Inip Easement Agreement in the Land Records, Buyer shall be eligible to receive a Satisfactory Title Policy. If Buyer is unable to obtain a Satisfactory Title Insurance Policy due to the existence of an Encumbrance (other than a Permitted Encumbrance) to which the Inip Easement Agreement is subordinate in priority following its recordation in the Land Records, Buyer shall have the right to take such actions as Buyer deems necessary, in Buyer’s sole discretion, to operate the Doughty Terminal without the Inip Easements, including without limitation, the construction of containment structures within the boundary lines of the Doughty Property and the acquisition of alternative easements or rights to Buckeye Easement Areas (as defined in the Inip Easements Agreement). All costs and expenses incurred by Buyer shall be offset against the

{W6105224.1} 4 #50691569_v4 Deferred Amount and Buyer shall have no obligation to make any payment of the Deferred Amount until such time as Buyer has completed such action. [SIGNATURE PAGE TO FOLLOW]

{W6105224.1} 5 #50691569_v4 The parties hereto have executed this Amendment as of the date first above written. Carbo Industries, Inc. By: /s/ Clifford Hochhauser Name: Clifford Hochhauser Title: Vice President Carbo Realty, LLC. By: /s/ Clifford Hochhauser Name: Clifford Hochhauser Title: Manager Sprague Operating Resources LLC By: /s/ Paul Scoff Name: Paul Scoff Title: Vice President, General Counsel, Chief Compliance Officer and Secretary